NEWS
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES FISCAL 2024 FINANCIAL RESULTS

·	Total MRI scan volume at the HMCA-managed sites increased 11% to 209,327 scans for the fiscal year ending June 30, 2024 as compared to the prior year.
·	Cash and Cash Equivalents increased 10% to $56.3 million at June 30, 2024 versus the previous fiscal year.
·	Total Revenues - Net increased by 4% to $102.9 million for the fiscal year ended June 30, 2024 versus the previous fiscal year.
·	Income from Operations increased 12% to $16.5 million for the fiscal year ended June 30, 2024 versus the previous fiscal year.
·	Net Income increased 16% to $14.1 million for the fiscal year ended June 30, 2024 versus the previous fiscal year.
·	Diluted Net Income per Common Share increased 16% to $1.53 for the fiscal year ended June 30, 2024 versus the previous fiscal year.
·	Working Capital increased by 11% to $122.5 million during fiscal 2024.
·	Book Value per Share for the fiscal year ended June 30, 2024 increased to $24.78 per share.
·	On September 13, 2022, the Company adopted a stock repurchase plan of up to $9 million.
·	Two HMCA-managed MRI scanners were added in fiscal 2024, bringing the total number to 42.

MELVILLE, NEW YORK, September 27, 2024 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its Fiscal 2024 results. FONAR’s primary source of income is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanners. Currently, HMCA manages 42 MRI scanners in New York and in Florida.

Financial Results

Total Revenues - Net increased by 4% to $102.9 million for the fiscal year ended June 30, 2024, as compared to $98.6 million for the fiscal year ended June 30, 2023.

Total Costs and Expenses for the fiscal year ended June 30, 2024 increased by 3% to $86.3 million, as compared to $83.9 million for the fiscal year ended June 30, 2023.

Revenues from the management of the diagnostic imaging center segment, consisting of Patient Fee Revenue Net of Contractual Allowances and Discounts, and Management and Other Fees of Related and Non-related Medical Practices, increased 5% to $94.6 million for the fiscal year ended June 30, 2024, as compared to $90.4 million for the fiscal year ended June 30, 2023.

Revenues from Product Sales and Upgrades and Service and Repair Fees for related and non-related medical parties, for the fiscal years ended June 30, 2024 and 2023 were $8.3 million.

Research and Development expenses increased 11% to $1.7 million for the fiscal year ended June 30, 2024, as compared to $1.6 million for the fiscal year ended June 30, 2023.

Selling, General and Administrative (SG&A) expenses decreased 9% to $26.9 million for the fiscal year ended June 30, 2024, as compared to $29.4 million for the fiscal year ended June 30, 2023.

Income from Operations increased 12% to $16.5 million for the fiscal year ended June 30, 2024, as compared to $14.8 million for the fiscal year ended June 30, 2023.

Net Income increased 16% to $14.1 million for the fiscal year ended June 30, 2024, as compared to $12.1 million for the fiscal year ended June 30, 2023.

Diluted Net Income per Common Share Available to Common Shareholders increased 16% to $1.53, for the fiscal year ended June 30, 2024, as compared to $1.32 for the fiscal year ended June 30, 2023.

The weighted average diluted shares outstanding for the fiscal year ended June 30, 2024 was 6.5 million versus 6.7 million for the fiscal year ended June 30, 2023.

Balance Sheet Items

Total Cash and Cash Equivalents and Short Term Investments at June 30, 2024 increased 10% to $56.5 million as compared to the $51.3 million at June 30, 2023.

Total Assets at June 30, 2024 were $214.2 million as compared to $200.6 million at June 30, 2023.

Total Liabilities at June 30, 2024 increased 15% to $57.5 million as compared to $49.8 million at June 30, 2023. The main reason for the increase was the increase in operating lease liabilities – net of current portion, which increased to $37.5 million for the year ended June 30, 2024 from $32.1 million for the year ended June 30, 2023 as lease agreements for the scanning centers were renegotiated. Another reason for the increase was federal and state income taxes payable were $1.5 million for the year ended June 30, 2024 compared to $48 thousand for the year ended June 30, 2023, due to the utilization of the Federal net operating loss and certain State net operating losses.

Total Current Assets at June 30, 2024 were $140.3 million as compared to $125.7 million at June 30, 2023.

Total Current Liabilities at June 30, 2024 were $17.9 million as compared to $15.6 million at June 30, 2023.

The Current Ratio was 7.9 at June 30, 2024.

Working Capital increased 11% to $122.5 million at June 30, 2024, as compared to $110.0 million at June 30, 2023.

The ratio of Total Assets/Total Liabilities was 3.7 at June 30, 2024 as compared to 4.0 at June 30, 2023.

Stockholders’ Equity

Total Stockholders’ Equity was $156.8 million at June 30, 2024, as compared to $150.8 million at June 30, 2023.

Net Book Value per Common Share (Total Assets minus Total Liabilities divided by Common Shares Outstanding) was $24.78 at June 30, 2024.

Cash Flow Item

Operating Cash Flow was $14.1 million for the fiscal year ended June 30, 2024 as compared to $14.5 million for the fiscal year ended June 30, 2023.

Management Discussion

Timothy Damadian, president and CEO of FONAR, said, “The total fourth-quarter scan volume at HMCA-managed MRI centers was 54,556, which was 3.3% higher than that of the previous quarter (52,800), and the third of three consecutive quarterly scan-volume records. The total scan volume for Fiscal 2024 was 209,346, 11.1% higher than the total scan volume in Fiscal 2023 (188,348), and the third of three consecutive yearly scan-volume records.

“The opening of a new Stand-Up MRI center in Casselberry, Florida and another in the Bronx, New York, accounted for 20% of the increase in total scan volume in Fiscal 2024.”

“Another major reason for the increase in scan volume at HMCA-managed sites in Fiscal 2024 was the employment of SwiftMR™, an Artificial Intelligence (AI) product of AIRS Medical that enhances the quality of MRI images and enables shorter exam times. SwiftMR™ is a software product that denoises and sharpens already-acquired MRI images. Both the radiologists who interpret these “Swifted” MRI images and the physicians who refer their patients to HMCA-managed centers have been very pleased with the improvements in image quality. And, of course, the owners of HMCA-managed centers are benefitting from the increase in the number of referrals as well as the ability to scan more patients per hour.”

Mr. Damadian continued, “One of the ways we grow the Company is to install second or even third MRI scanners in HMCA-managed facilities where the demand is approaching capacity or where the addition of a high-field MRIs is expected to increase referrals from existing sources and/or from new referral sources attracted by the diagnostic capabilities of high-field MRI technology. We have two such projects for Fiscal 2025. In the first quarter of 2025, a high-field MRI was added to the HMCA-managed site in Naples, Florida. Later in the year, a high-field MRI will be added to an HMCA-managed site in New York.”

“We continue to seek to establish new locations or to acquire centers that will enhance our existing networks and increase their profitability. Right now, we are managing 43 MRI scanners in total, 25 in New York and 18 in Florida, including the newly-installed high-field MRI in Naples, Florida.”

“I would also like to report that pursuant to our September 13, 2022 announcement of a FONAR stock repurchase plan of up to $9 million, the Company has, as of June 30, 2024, repurchased 259,354 shares at a cost of $4.3 million. FONAR is limited by the manner, timing, price, and volume restrictions of its share repurchases as prescribed in the safe harbor provisions of Rule 10b-18.”

Mr. Damadian concluded, “I remain grateful to our HMCA management team and employees for their hard work, commitment and success. I am also grateful to the FONAR R&D team for successfully implementing SwiftMR™ technology at our HMCA-managed facilities, as well as introducing SwiftMR™ to unaffiliated MRI facilities equipped with FONAR and/or non-FONAR MRIs. FONAR’s R&D team continues to provide valuable improvements, on a regular basis, to the imaging capabilities of FONAR STAND-UP® MRI (UPRIGHT Multi-Position™ MRI) scanners.

Significant Event

The Company’s filing status has changed to that of an accelerated filer as the Company’s Total Revenues – Net has surpassed $100 million.

Company Legacy

National Medal of Technology Presented to Dr. Raymond Damadian by President Reagan

WASHINGTON, DC – The White House – July 15, 1988 – President Ronald Reagan awarded the nation’s top scientists and engineers the National Medal of Technology and the National Medal of Science at a ceremony at the White House. Among the honorees were the two scientists responsible for the development of MR scanning, Paul C. Lauterbur and Raymond V. Damadian. Dr. Damadian and Dr. Lauterbur shared the award “For their independent contributions in conceiving and developing the application of magnetic resonance technology to medical uses, including whole-body scanning and diagnostic imaging.”

In 1969, Dr. Damadian was the first to conceive of using nuclear magnetic resonance (NMR) technology to scan the human body for diseased tissue. He provided proof of the concept by acquiring an abnormal NMR signal from cancer tissue. His discovery, published in the Journal Science in 1971 is the basis upon which every MRI ever built rests.

Dr. Lauterbur devised a method for converting these signals into pictures, first demonstrating it on two one-millimeter capillary tubes of water.

Dr. Damadian went on to form the world’s first commercial MR scanning company, later known as FONAR Corporation, which birthed a new industry with its introduction of the world’s first MRI scanner in 1980.

At the awards dinner held on the evening before in the Benjamin Franklin Room at the State Department, William Verity, Secretary of Commerce, introduced all of the honorees. He explained that the Medals of Technology and Science were enabled by an act of Congress to recognize the men and women who, through their innovations and inventions, founded major new industries for America.

The medal can be seen at the Raymond V. Damadian Memorial Museum at FONAR Corporation, Melville, NY. The museum features a life-size display of Dr. Damadian, his assistants, and Indomitable in the process of conducting the world’s first MRI scan which took place July 2-3, 1977. It includes other prestigious awards, an interactive display, some of Dr. Damadian’s personal items, and many historical artifacts. The public is invited to visit the museum at FONAR in Melville. To make an appointment, contact Daniel Culver, Director of Communications, at RVDmuseum@fonar.com.

About FONAR

FONAR, The Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI Company in the industry. FONAR went public in 1981 (Nasdaq:FONR). FONAR sold the world’s first commercial MRI to Ronald J Ross, MD, Cleveland, Ohio. It was installed in 1980. Dr. Ross and his team began the world’s first clinical MRI trials in January 1981. The results were reported in the June 1981 edition of Radiology/Nuclear Medicine Magazine and the April 1982 peer-reviewed article in the Journal Radiology. The technique used for obtaining T1 and T2 values was the FONAR technique (Field fOcusing Nuclear mAgnetic Resonance), not the back projection technique. www.fonar.com/innovations-timeline.html.

FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down, “weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebrospinal fluid (CSF) of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT®, and STAND-UP® are registered trademarks. The Inventor of MR Scanning™, CSP™, MultiPosition™, UPRIGHT RADIOLOGY™, pMRI™, CFS Videography™, Dynamic™ and The Proof is in the Picture™, are trademarks of Fonar Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,
	2024	2023
Current Assets:
Cash and cash equivalents	$56,341,193	$51,279,707
Short-term investments	136,102	32,799
Accounts receivable – net of allowances for credit losses of $166,049 and $198,593 at June 30, 2024 and 2023, respectively	4,035,336	3,861,512
Medical receivables – net	23,991,533	21,259,262
Management and other fees receivable – net of allowances for credit losses of $12,369,921 and $12,608,567 as of June 30, 2024 and 2023, respectively	41,953,657	35,888,253
Management and other fees receivable – related party medical practices – net of allowances for credit losses of $6,110,399 and $3,989,692 as of June 30, 2024 and 2023, respectively	9,865,061	9,161,870
Inventories	2,715,441	2,569,666
Prepaid expenses and other current assets	1,285,962	1,607,768
Total Current Assets	140,324,285	125,660,837
Accounts receivable – long term	829,473	710,085
Note receivable – related party	581,183	—
Deferred income tax asset	7,223,255	10,041,960
Property and equipment – net	18,708,920	22,146,373
Right-of-use-assets – operating leases	38,427,757	33,068,755
Right-of-use-asset – financing lease	530,348	729,229
Goodwill	4,269,277	4,269,277
Other intangible assets – net	2,870,324	3,431,865
Other assets	481,147	523,506
Total Assets	$214,245,969	$200,581,887

CONSOLIDATED BALANCE SHEETS

LIABILITIES

	June 30,
	2024	2023
Current Liabilities:
Current portion of long-term debt	$47,002	$43,767
Accounts payable	1,855,879	1,579,240
Other current liabilities	7,941,039	5,443,724
Operating lease liabilities – current portion	3,473,674	3,905,484
Financing lease liability – current portion	225,786	217,597
Unearned revenue on service contracts	3,870,229	3,832,184
Customer deposits	443,471	602,377
Total Current Liabilities	17,857,080	15,624,373
Long-Term Liabilities:
Unearned revenue on service contracts	1,174,844	760,242
Deferred income tax liability	371,560	394,758
Due to related party medical practices	92,663	92,663
Operating lease liabilities – net of current portion	37,467,746	32,105,405
Financing lease liability – net of current portion	394,723	620,481
Long-term debt and capital leases, less current portion	66,938	115,075
Other liabilities	32,026	41,750
Total Long-Term Liabilities	39,600,500	34,130,374
Total Liabilities	57,457,580	49,754,747

CONSOLIDATED BALANCE SHEETS

STOCKHOLDERS’ EQUITY

	June 30,
	2024	2023
Stockholders’ Equity:
Class A non-voting preferred stock $.0001 par value; 453,000 shares authorized at June 30, 2024 and 2023, 313,438 issued and outstanding at June 30, 2024 and 2023	$31	$31
Preferred stock $.001 par value; 567,000 shares authorized at June 30, 2024 and 2023, issued and outstanding – none	—	—
Common stock $.0001 par value; 8,500,000 shares authorized at June 30, 2024 and 2023, 6,373,375 and 6,462,345 issued at June 30, 2024 and 2023, respectively 6,328,294 and 6,450,882 outstanding at June 30, 2024 and 2023, respectively	635	647
Class B convertible common stock (10 votes per share) $.0001 par value; 227,000 shares authorized at June 30, 2024 and 2023, 146 issued and outstanding at June 30, 2024 and 2023	—	—
Class C common stock (25 votes per share) $.0001 par value; 567,000 shares authorized at June 30, 2024 and 2023, 382,513 issued and outstanding at June 30, 2024 and 2023	38	38
Paid-in capital in excess of par value	180,607,510	182,612,518
Accumulated deficit	(13,623,585)	(24,190,981)
Treasury stock, at cost – 45,081 and 11,463 shares of common stock at June 30, 2024 and 2023, respectively	(1,016,632)	(515,820)
Total Fonar Corporation’s Stockholders’ Equity	165,967,997	157,906,433
Noncontrolling interests	(9,179,608)	(7,079,293)
Total Stockholders’ Equity	156,788,389	150,827,140
Total Liabilities and Stockholders’ Equity	$214,245,969	$200,581,887

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended June 30,
	2024	2023
Revenues
Patient fee revenue, net of contractual allowances and discounts	$33,815,796	$29,793,993
Product sales	737,727	731,607
Service and repair fees	7,452,212	7,419,104
Service and repair fees – related parties	139,167	110,000
Management and other fees	48,789,287	48,640,497
Management and other fees – related party medical practices	11,949,900	11,949,900
Total Revenues – Net	102,884,089	98,645,101
Costs and Expenses
Costs related to product sales	1,052,159	852,025
Costs related to service and repair fees	3,577,570	3,033,967
Costs related to service and repair fees – related parties	144,413	44,983
Costs related to patient fee revenue	18,199,579	16,183,166
Costs related to management and other fees	28,626,595	26,975,563
Costs related to management and other fees – related party medical practices	6,143,728	5,807,454
Research and development	1,735,949	1,567,749
Selling, general and administrative expenses	26,868,732	29,390,932
Total Costs and Expenses	86,348,725	83,855,839
Income from Operations	16,535,364	14,789,262
Other Income and (Expenses):

Interest expense	(76,997)	(50,131)
Investment income – related party	25,959	—
Investment income	2,126,439	1,222,176
Other income – related party	576,857	—
Other income (expense)	78,763	(202,720)
Income before provision for income taxes and noncontrolling interests	19,266,385	15,758,587
Provision for Income Taxes	(5,168,968)	(3,632,071)
Net Income	$14,097,417	$12,126,516
Net Income – Noncontrolling Interests	(3,530,021)	(2,750,740)
Net Income – Attributable to FONAR	$10,567,396	$9,375,776

CONSOLIDATED STATEMENTS OF INCOME (Continued)

	For the Years Ended June 30,
	2024	2023
Net Income Available to Common Stockholders	$9,908,920	$8,801,974
Net Income Available to Class A Non-Voting Preferred Stockholders	$490,776	$427,666
Net Income Available to Class C Common Stockholders	$167,700	$146,136
Basic Net Income Per Common Share Available to Common Stockholders	$1.56	$1.35
Diluted Net Income Per Common Share Available to Common Stockholders	$1.53	$1.32
Basic and Diluted Income Per Share – Class C Common	$0.44	$0.38
Weighted Average Basic Shares Outstanding – Common Stockholders	6,350,862	6,539,376
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,478,366	6,666,880
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	382,513	382,513

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
CASH FLOWS FROM OPERATING ACTIVITIES	2024	2023
Net Income	$14,097,417	$12,126,516
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,596,421	4,540,135
Provision for credit losses	1,882,061	5,513,476
Deferred income tax - net	2,795,507	2,979,550
Amortization on right-of-use assets	4,311,762	4,264,818
Gain on sale of equipment – related party	(581,183)	—
(Gain)Loss on disposition of fixed assets	(75,411)	213,244
Abandoned patents	225,419	—
Changes in assets and liabilities
Accounts, medical and management fee receivables	(11,676,139)	(8,055,843)
Notes receivable	55,200	(64,532)
Inventories	(145,775)	(209,845)
Prepaid expenses and other current assets	266,606	(438,911)
Other assets	42,359	2,763
Accounts payable	276,639	19,685
Other current liabilities	2,949,962	(2,527,100)
Customer advances	(158,906)	241,132
Operating lease liabilities	(4,541,352)	(3,862,814)
Financing lease liabilities	(217,569)	(210,353)
Other liabilities	(9,724)	(64,791)
NET CASH PROVIDED BY OPERATING ACTIVITIES	14,093,294	14,467,130
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(789,961)	(4,218,084)
Purchase of Short-term investment	(103,303)	(473)
Proceeds from sale of equipment	75,411	—
Cost of patents	(32,885)	(119,571)
NET CASH USED IN INVESTING ACTIVITIES	(850,738)	(4,338,128)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of borrowings and capital lease obligations	(44,902)	(36,615)
Purchase of treasury stock	(2,505,832)	(1,759,457)
Distributions to noncontrolling interests	(5,630,336)	(5,776,200)
NET CASH USED IN FINANCING ACTIVITIES	(8,181,070)	(7,572,272)
NET INCREASE IN CASH AND CASH EQUIVALENTS	5,061,486	2,556,730
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	51,279,707	48,722,977
CASH AND CASH EQUIVALENTS - END OF YEAR	$56,341,193	$51,279,707